Exhibit 4.1

EXECUTION VERSION

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR OTHER APPLICABLE SECURITIES LAWS.

MEDIACO HOLDING INC.

CLASS A COMMON STOCK PURCHASE WARRANT

Issue Date: April 17, 2024 (the “Issue Date”)

THIS CLASS A COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, SLF LBI Aggregator, LLC, a Delaware limited liability company (together with its permitted successors and assigns hereunder, the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions herein set forth, at any time on or after the applicable Warrant Effective Date and on or prior to the Termination Date, to purchase from MediaCo Holding Inc., an Indiana corporation (the “Company”), up to 28,206,152 shares (subject to the limitations contained herein and subject to adjustment hereunder, the “Warrant Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”).  The purchase price per Warrant Share equals the Exercise Price, as defined in Section 2(b). Defined terms used and not defined in this Warrant shall have the meaning ascribed to such terms in the Asset Purchase Agreement (as defined below).

As used in this Warrant:

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the Issue Date, by and among the Company, the Holder, MediaCo Operations LLC, a Delaware limited liability company, and Estrella Broadcasting, Inc., a Delaware corporation, and the other parties thereto.

“Beneficially Owned” has the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks are not required or authorized to close in New York, New York.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in (including securities convertible into, or exchangeable for or exercisable into) capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the Holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (i) or (ii) above.

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of any asset as of any date of determination means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board of Directors of the Company.

“Law” means each provision of any currently implemented federal, state, provincial, territorial or local or foreign law, statute, ordinance, order, code, rule, regulation or other requirement, promulgated or issued by any Governmental Authority.

“Market Price” means, with respect to any security, as of a particular date (the “Valuation Date”), the following: (i) if such security is then quoted on The NASDAQ Global Select Market (the “NASDAQGSM”), The New York Stock Exchange (“NYSE”), The NASDAQ Global Market (the “NASDAQGM”), Pink OTC Markets (the “OTC”) or any similar exchange, quotation system or association (each, a “Trading Market”), the arithmetic average of the daily volume weighted average prices, as reported by Bloomberg Financial L.P. (or a comparable service if unavailable), of one share of such security on the principal Trading Market for the period of five trading days consisting of the trading day immediately prior to the Valuation Date and the four trading days immediately prior to such date or (ii) if such security is not then quoted on a Trading Market, the Fair Market Value of one share of such security as of the Valuation Date, as determined in good faith by the Board of Directors of the Company.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency, or political subdivision thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Termination Date” means the Close of Business on the last day of the six month period following the date on which the Required Parent Stockholder Approval has been obtained (provided, that if such day is not a Business Day, then “Termination Date” means the next succeeding day that shall be a Business Day).

“Warrant Effective Date” means, (a) subject to the 19.9% Share Cap, with respect to 9,300,650 Warrant Shares (as the same may be adjusted hereunder), the Issue Date, and (b) with respect to 18,905,502 Warrant Shares (as the same may be adjusted hereunder), the date on which the Required Parent Stockholder Approval has first been obtained.

Section 1.             Exercisability.

(a)          The Holder’s right to exercise this Warrant with respect to the Warrant Shares is subject to limitations on exercisability as set forth in this Section 1.

(b)         This Warrant and the Holder’s rights hereunder with respect to the Warrant Shares (subject to adjustment as set forth in this Warrant, including, without limitation, Section 3 and except as expressly set forth in Section 3(c)) will be exercisable from and after the applicable Warrant Effective Date.

(c)         Notwithstanding anything to the contrary in this Warrant, (i) the Company’s obligation to issue to the Holder, and the Holder’s right to acquire on exercise, any Warrant Shares shall be subject to (A) Article XI and Article XII of the Company’s Amended and Restated Articles of Incorporation (as may be amended from time to time, the “Charter”), and (B)  Section 5.7 of the Company’s Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”) (each of (A) and (B) an “Ownership Limitation” and collectively, the “Ownership Limitations”), (ii) in no event shall the aggregate number of Warrant Shares issuable to the Holder upon exercise of this Warrant exceed 19.9% of the aggregate number of shares of Parent Common Stock outstanding, or the voting power of such outstanding shares of Parent Common Stock, on the Business Day immediately preceding the Issue Date, calculated in accordance with the applicable rules of the principal Trading Market on which shares of Class A Common Stock are listed for trading (the “19.9% Share Cap”), unless and until the Required Parent Stockholder Approval has been obtained, and (iii) any Warrant Shares issuable upon exercise of this Warrant prior to the date on which the Required Parent Stockholder Approval has been obtained shall not be entitled to vote in respect of the Parent Proposal at the Parent Stockholders’ Meeting.

Section 2.             Exercise.

(a)         Subject to Section 1, exercise of the rights represented by this Warrant with respect to Warrant Shares may be effected, in whole or in part, at any time or times on or after the Warrant Effective Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly completed and executed copy of a notice of exercise substantially in the form attached hereto as Exhibit A (a “Notice of Exercise”). The date on which such delivery will have taken place (or be deemed to have taken place) will be referred to herein as the “Exercise Date”. Within two Business Days following the date of exercise as aforesaid, the Holder will deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise, at its option, (i) by wire transfer of immediately available funds or (ii) by cashless exercise as set forth in Section 2(d); provided, however, in the event that the Holder has not delivered such aggregate Exercise Price within two Business Days following the date of such exercise as aforesaid, the Company will not be obligated to deliver such Warrant Shares hereunder until such payment is made. Notwithstanding anything herein to the contrary, the Holder will not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder will surrender this Warrant to the Company for cancellation within three Business Days after the relevant event will have occurred. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder will have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company will maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company will deliver any objection to any Notice of Exercise within two Business Days of receipt of such notice. The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)      Exercise Price.  The “Exercise Price” per Warrant Share will be $0.00001, subject to any adjustment required by Section 3. The aggregate Exercise Price as of any Exercise Date shall be rounded to the nearest whole cent.

(c)      Mechanics of Exercise.

(i)          Delivery of Warrant Shares Upon Exercise.  Upon each exercise of this Warrant, the Company will promptly, but in no event later than two Business Days after delivery of the applicable Notice of Exercise (subject to delivery by the Holder to the Company of the aggregate Exercise Price payable pursuant to Section 2(b) or pursuant to the cashless exercise provisions of Section 2(d)), instruct the transfer agent for the Class A Common Stock (the “Transfer Agent”) to record the issuance of the Warrant Shares purchased hereunder to the Holder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares will be deemed to have been issued, and the Holder will be deemed to have become a holder of record of such shares for all purposes, as of the Exercise Date with payment to the Company of the Exercise Price having been paid.

(ii)         Automatic Exercise.  To the extent that this Warrant has not, as of the Termination Date, been fully exercised, and the Required Parent Stockholder Approval shall have been obtained, this Warrant shall be deemed automatically exercised on a cashless basis pursuant to Section 2(d) (even if this Warrant is not surrendered pursuant to Section 2(a), provided that the Holder shall still be obligated to return this Warrant to the Company as soon as reasonably practicable) on such Termination Date. For purposes of such automatic exercise, the Market Price per share of Class A Common Stock on the Termination Date shall be used when calculating the Warrant Share amount in accordance with Section 2(d). To the extent this Warrant is deemed automatically exercised pursuant to this Section 2(c)(ii), the Company agrees to, as soon as reasonably practical, notify the Holder of the number of Warrant Shares, if any, the Holder is to receive by reason of such automatic exercise.

(iii)         Rescission Rights.  If the Company fails to issue or cause to have issued the Warrant Shares pursuant to Section 2(c)(i) within two Business Days after delivery of the applicable Notice of Exercise, then the Holder will have the right to rescind such exercise.  The right of rescission of the Holder under this Section 2(c)(iii) is subject to delivery by the Holder of the aggregate Exercise Price payable pursuant to Section 2(b) or Section 2(d).

(iv)        No Fractional Shares or Scrip.  Notwithstanding any provision contained in this Warrant to the contrary, no fractional shares or scrip representing fractional shares will be issued upon the exercise of this Warrant.  If, by reason of any cashless exercise of this Warrant pursuant to Section 2(d), or any adjustment made pursuant to Section 3, the Holder would be entitled, upon exercise of this Warrant, to receive a fractional interest in a share of Class A Common Stock, the Company shall, upon such exercise, round to the nearest whole number the number of shares of Class A Common Stock to be issued to the Holder.

(v)          Charges, Taxes and Expenses.  Issuance of Warrant Shares will be made without charge to the Holder for any issue, transfer, stamp or other tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses will be paid by the Company, and such Warrant Shares will be issued in the name of the Holder.  Without limiting the generality of the foregoing, the Company will pay all fees required for same-day processing of any Notice of Exercise. For the avoidance of doubt, any issue, transfer, stamp or other tax incurred with respect to a Transfer of all or any portion of the Warrant or Warrant Shares shall be paid by the Holder.

(vi)         Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant pursuant to the terms hereof.

(d)      In lieu of paying the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer of immediately available funds pursuant to Section 2(a), the Holder may elect to exercise the purchase rights represented by this Warrant by authorizing the Company to withhold and not issue to the Holder, in payment of the Exercise Price thereof, a number of such Warrant Shares equal to the quotient of (i) the product of (A) number of Warrant Shares for which the Warrant is being exercised, multiplied by (B) the Exercise Price, divided by (ii) the Market Price on the Exercise Date (and such withheld Warrant Shares will no longer be issuable under the Warrant, and the Holder will not have any rights or be entitled to any payment with respect to such withheld Warrant Shares).

Section 3.             Certain Adjustments.

(a)      Stock Dividends, Distributions, Subdivision, Combinations and Consolidations. If the Company, at any time while this Warrant is outstanding (in whole or in part): (i) pays a stock dividend or makes a distribution on shares of Class A Common Stock in the form of shares of its Class A Common Stock, (ii) subdivides outstanding shares of Class A Common Stock into a larger number of shares, or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, then, in each case, the number of shares of Class A Common Stock issuable after such event upon exercise of this Warrant will be equal to the number of shares of Class A Common Stock issuable upon exercise of this Warrant prior to such event multiplied by a fraction of which the numerator will be the number of shares of Class A Common Stock outstanding immediately after such event and of which the denominator will be the number of shares of Class A Common Stock outstanding immediately before such event, and the Exercise Price will be proportionately adjusted such that the aggregate Exercise Price of this Warrant in respect of all Warrant Shares will remain unchanged. Any adjustment made pursuant to this Section 3(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision, combination or consolidation.

(b)     Reclassifications, Consolidations and Mergers.  In the event of (i) any reclassification of the Class A Common Stock (other than (A) a change in par value or from par value to no par value or from no par value to par value or (B) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Section 3(a) will apply), or (ii) any consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Class A Common Stock) or any sale or lease of all or substantially all of the Company’s assets to another Person (each of the foregoing, a “Transaction”), lawful and adequate provision shall be made so that Holder, upon exercise of this Warrant at any time on or after the consummation of the Transaction, shall be entitled to receive, and this Warrant shall thereafter be exercisable for, the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor entity resulting from such Transaction (and/or the issuer or payor of the Alternate Consideration, as applicable) to which the Holder would have been entitled upon consummation of such Transaction if the Holder had exercised this Warrant immediately prior thereto; provided, however, that if the holders of the shares of Class A Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such Transaction, then the kind and amount of shares of stock or other securities or property constituting the Alternate Consideration for which this Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of shares of Class A Common Stock in such Transaction that affirmatively make such election. From and after any such Transaction, all references to “Warrant Shares” and similar references herein will be deemed to refer to the Alternate Consideration to which the Holder is entitled pursuant to this Section 3(b).  In the event of any Transaction in which the Company is not the continuing or surviving entity (or is not the issuer or payor of the Alternate Consideration), proper provision will be made so that such continuing or surviving entity (and/or the issuer or payor of the Alternate Consideration) will agree to carry out and observe the obligations of the Company under this Warrant such that the provisions of this Section 3 will apply with equal effect with respect to the Alternate Consideration and similarly apply to successive Transactions.  If any Transaction also results in a change in Class A Common Stock covered by Section 3(a), then such adjustment shall be made pursuant to Section 3(a) and not this Section 3(b).

(c)         Dissolution, Liquidation or Winding Up.  If the Company, at any time after the Issue Date but prior to the Termination Date (or, if earlier, the exercise in full of this Warrant), commences a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, regardless of whether the Required Parent Stockholder Approval shall have been obtained, (i) the Holder shall receive the kind and number of other securities or assets which the Holder would have been entitled to receive if the Holder had exercised in full this Warrant and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise immediately prior to the time of such dissolution, liquidation or winding up, and (ii) the right to exercise this Warrant shall terminate on the date on which the holders of record of Class A Common Stock shall be entitled to exchange their Class A Common Stock for securities or assets deliverable upon such dissolution, liquidation or winding up.

(d)         Participation in Distributions.  During such time as this Warrant is outstanding, if the Company declares or makes any cash or non-cash dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Class A Common Stock, by way of return of capital or otherwise, including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, and excluding any dividend or distribution referred to in the first sentence of Section 3(a) or Section 3(b) (a “Distribution”), at any time after the Issue Date, then, in each such case, the Holder will be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Class A Common Stock acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Class A Common Stock are to be determined for the participation in such Distribution; provided, however, to the extent that an Ownership Limitation prevents the Holder from participating in any non-cash Distribution, then the Holder will not be entitled to participate in such Distribution to such extent and the Company will pay to the Holder cash in an aggregate amount equal to the Fair Market Value of the stock or other securities, property or options constituting the portion of such non-cash Distribution so withheld by the Company (with such Fair Market Value being determined by the Board of Directors of the Company in good faith); provided, further, that if the Holder is unable to participate in all or any portion of a cash Distribution by reason of an Ownership Limitation, the number of shares of Class A Common Stock (or other class of Capital Stock of the Company) for which this Warrant will be exercisable will be increased by a number of shares equal to (x) the aggregate amount of the cash Distribution that the Holder is unable to participate in by reason of an Ownership Limitation, divided by (y) the Market Price per share of shares of Class A Common Stock, and the Exercise Price will be proportionately adjusted such that the aggregate Exercise Price of this Warrant in respect of all Warrant Shares will remain unchanged and such adjustment will become effective immediately after the record date for the determination of stockholders entitled to receive such cash Distribution.

(e)      Calculations. All calculations under this Section 3 will be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(f)      Notice to Holder.  Whenever any of the terms of this Warrant are adjusted pursuant to any provision of this Section 3 or any other applicable provision hereof, the Company will promptly send to the Holder a notice signed by a duly authorized officer of the Company setting forth (x) the Exercise Price, number of Warrant Shares and, if applicable, the kind and amount of Alternate Consideration purchasable hereunder after such adjustment, and (y) in reasonable detail, the method of calculation of the foregoing and the facts upon which such calculations are based.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such adjustment event.

Section 4.          Transfer of Warrant and Warrant Shares.

(a)      Restrictive Legend.  The Warrant Shares (unless and until registered under the Securities Act or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the SEC, as such rule may be amended from time to time (“Rule 144”)) will be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE SECURITIES LAWS.

(b)     Transferability.  Subject to the Ownership Limitations and compliance with the Securities Act and other applicable federal or state securities or blue sky laws, the Holder may, directly or indirectly sell, assign, transfer, pledge, encumber or otherwise dispose of (“Transfer”) any portion of this Warrant without the prior written consent of the Company.  In connection with any Transfer of all or any portion of this Warrant, the Holder must provide an assignment form substantially in the form attached hereto as Exhibit B duly completed and executed by the Holder or any such subsequent Holder, as applicable, and the proposed transferee must consent in writing to be bound by the terms and conditions of this Warrant.  Upon any Transfer of this Warrant in full, the Holder will be required to physically surrender this Warrant to the Company within three Business Days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(c)      Warrant Register.  The Company shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any valid exercises or assignments in accordance with the terms and conditions hereof.

Section 5.             Tax Treatment.

The Company and the Holder hereby acknowledge and agree that (i) the Warrant will be treated as common equity of the Company solely for U.S. federal, state and local income tax purposes and (ii) the exercise of the Warrant will be disregarded for U.S. federal, state and local income tax purposes (the “Intended Tax Treatment”).  The Company and the Holder shall (i) adhere to the Intended Tax Treatment for U.S. federal, state and local income tax purposes, (ii) not take any action or file any tax return, report or declaration inconsistent therewith and (iii) prepare their respective federal income tax returns in a manner consistent with the foregoing agreement, in each case, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with the applicable tax authority or a final judgment from a court of competent jurisdiction.

Section 6.             Miscellaneous.

(a)      No Rights as Stockholder Until Exercise.  Except as expressly set forth herein, this Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c).

(b)      Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon delivery by the Holder to the Company of (i) notice of the loss, theft, destruction or mutilation of this Warrant and (ii) in the case of loss, theft or destruction, an indemnity agreement in a form and amount reasonably satisfactory to the Company or, in the case of mutilation, surrender of the mutilated Warrant, the Company will make and deliver a new Warrant of like tenor dated as of the Issue Date.

(c)      Saturdays, Sundays, Holidays, Etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein will not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)      Authorized Shares.  The Company covenants that, during the period this Warrant is exercisable (in whole or in part), it will reserve from its authorized and unissued Class A Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant will constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant.

(e)      Governing Law. This Warrant, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Warrant, or the negotiation, execution or performance hereof, or the transactions contemplated hereby, will be governed by and construed in accordance with the domestic substantive or procedural laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict of laws or other rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

(f)       Nonwaiver.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder will operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

(g)      Notices.  Any notice or other communication required or permitted to be delivered to any party under this Warrant will be in writing and delivered by (i) email or (ii) overnight delivery via a national courier service to the following email address or physical address, as applicable:

If to the Company, to:

MediaCo Holding Inc.
48 West 25th Street, Floor 3
New York, NY 10010
Attention: Chief Financial Officer and Vice President of Legal
Email: legal@mediacoholding.com

With a copy (which will not constitute notice) to:

Fried Frank Harris Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Philip Richter; Colum J. Weiden
Email: philip.richter@friedfrank.com; colum.weiden@friedfrank.com

If to the Holder, to:

SLF LBI Aggregator, LLC
40 West 57th Street, 33rd Floor
New York, NY 10019
Attention: Colbert Cannon; Brett Pertuz
Email: colbert.cannon@hpspartners.com; brett.pertuz@hpspartners.com

With a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Brian Scrivani; Jeffrey Marell; Luke Jennings
Email: bscrivani@paulweiss.com; jmarell@paulweiss.com; ljennings@paulweiss.com

Notice or other communication pursuant to Section 6(g) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day. Any party may specify a different address, by written notice to the other party. The change of address will be effective upon the other party’s receipt of the notice of the change of address.

(h)      Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby will inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and will be enforceable by the Holder or holder of Warrant Shares.

(i)       Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(j)      Severability.  Wherever possible, each provision of this Warrant will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(k)      Headings.  The headings used in this Warrant are for the convenience of reference only and will not, for any purpose, be deemed a part of this Warrant.

[Signatures Contained on the Following Page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the Issue Date.

MEDIACO HOLDING INC.
By:	/s/ Kudjo Sogadzi
Name: Kudjo Sogadzi
Title: Interim President and Chief Operating Officer

Acknowledged and Agreed:

SLF LBI AGGREGATOR, LLC

By:	/s/ Colbert Cannon
Name: Colbert Cannon
Title: Managing Director

[Signature Page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE

TO:          [●]

Reference is made to the Class A Common Stock Purchase Warrant (the “Warrant”) issued by MediaCo Holding Inc. (the “Company”) on April 17, 2024.  Capitalized terms used but not otherwise defined herein will the respective meanings give thereto in the Warrant.

(1)         The undersigned Holder of the Warrant hereby elects to exercise the Warrant for ______ Warrant Shares, subject to (check one):

☐           delivery of the aggregate Exercise Price for the Warrant Shares as to which the Warrant is so exercised; or

☐          cashless exercise pursuant to Section 2(d) of the Warrant.

The undersigned Holder hereby instructs the Company to issue the applicable number of Warrant Shares, or the net number of shares of Class A Common Stock issuable upon exercise of the Warrant pursuant to the cashless exercise provisions of Section 2(d) of the Warrant, in the name of the undersigned Holder.

(2)          The undersigned Holder hereby represents and warrants to the Company that, as of the date hereof:

a)        Experience; Accredited Investor Status.  The Holder (i) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) is capable of evaluating the merits and risks of its investment in the Company, (iii) has the capacity to protect its own interests, and (iv) has the financial ability to bear the economic risk of its investment in the Company.

b)          Company Information.  The Holder has been provided access to all information regarding the business and financial condition of the Company, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Warrant Shares, which it has requested or otherwise needs to evaluate an investment in the Warrant Shares.  It has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.  It has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment and all such questions have been answered to its satisfaction.

c)         Investment.  The Holder has not been formed solely for the purpose of making this investment and is acquiring the Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof.  It understands that the Warrant Shares have not been registered under the Securities Act or applicable state and other securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein.

d)          Transfer Restrictions.  The Holder acknowledges and understands that (i) transfers of the Warrant Shares are subject to transfer restrictions under the federal securities laws or blue sky laws and the Ownership Limitations, and (ii) it may have to bear the economic risk of this investment for an indefinite period of time unless the Warrant Shares are subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

e)          Compliance with Federal Communication Laws. The Holder acknowledges that issuance of the Warrant Shares is subject to the Ownership Limitations.  After giving effect to the issuance of the Warrant Shares pursuant to this Warrant exercise taken together with the Capital Stock of the Company otherwise Beneficially Owned by the Holder, the Ownership Limitations will not be breached.

Name of Registered Owner:

Signature of Authorized Signatory of Registered Owner:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, confirm that there are no restrictions applicable thereto, execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers all of its rights and interest in and to ___________ Warrant Shares (as defined in the attached Warrant (the “Warrant”)), standing in its name on the books of the Company and represented by the Warrant, to:

Name:
(Please Print)
Address:
(Please Print)

The undersigned hereby irrevocably instructs and appoints the officers of the Company its agent and attorney-in-fact (each, an “Agent”) to transfer the number of Warrant Shares specified above on the books of the Company, to register each such transferee as the registered owner thereof and to take all other necessary and appropriate action to effect such transfer and registration, including the issuance of one or more new or replacement Warrants. The Agent may substitute and appoint one or more persons to act on his or her behalf.

[Holder]

By:
Name:
Title: